Exhibit 10.8

RHINO RESOURCES, INC.
LONG-TERM INCENTIVE PLAN

Restricted Stock Agreement

Grantee:

Date of Grant:	, 2008

Number of Shares of Restricted Stock Granted:

1.               Restricted Stock Grant.  I am pleased to inform you that you have been granted the above number of shares of Restricted Stock of Rhino Resources, Inc. (the “Company”) under the Rhino Resources, Inc. Long-Term Incentive Plan (the “Plan”).  The terms of the grant are subject to the terms of the Plan and this Agreement.

2.               Vesting.  Subject to the further provisions of this Agreement, the shares of Restricted Stock subject to this grant will vest as follows:  33 1/3 % on each anniversary of the Date of Grant.  Notwithstanding the foregoing vesting schedule, upon the occurrence of any of the following events, the shares of Restricted Stock then outstanding, if any, shall become vested or forfeited, as the case may be, as provided below:

(a)                                  Death or Disability.  If you cease to be an employee of the Company and its Affiliates as a result of your death or a disability that entitles you to disability benefits under the Company’s long-term disability plan (“Disability”), any shares of Restricted Stock then outstanding automatically shall become 100% vested upon your termination of employment.

(b)                                 By the Company other than for Cause.  If your employment is involuntarily terminated by the Company other than for Cause (as defined in that Employment Agreement between Rhino Energy LLC and you, dated           (“Employment Agreement”)), any shares of Restricted Stock then outstanding automatically shall become 100% vested upon your termination of employment.

(c)                                  By you for Good Reason.  If you terminate your employment with the Company and its Affiliates due to a Good Reason (as defined in the Employment Agreement), any shares of Restricted Stock then outstanding automatically shall become 100% vested upon your termination of employment.

(d)                                 Other Terminations.  If you cease to be an employee of the Company and its Affiliates for any reason other than as provided in paragraphs (a), (b) and (c) above, all shares of Restricted Stock then outstanding, if any, automatically shall be forfeited without payment upon your termination of employment.

(e)                                  Change in Control.  Upon the occurrence of a Change in Control, all shares of Restricted Stock then outstanding, if any, automatically shall become 100% vested on such date.

For purposes of this Agreement, “employee” and “employment with the Company” shall include being an Employee, Director or a Consultant (as defined in the Plan).

3.               Dividends.  With respect to each share of Restricted Stock that becomes vested, on or as soon as practical following its vesting date the Company shall pay you (i) an amount of cash equal to the value of all cash dividends the Company has paid with respect to the share of Restricted Stock during the period beginning on its Date of Grant and ending on the date the share of Restricted Stock became vested (the “Dividend Period”) and (ii) a number of Shares equal to the number of stock dividends paid during the Dividend Period with respect to such share, if applicable.  Dividends (cash or stock) shall not be payable to you with respect to any share of Restricted Stock that is forfeited.

4.               Nontransferability of Award.  The shares of Restricted Stock may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

5.               Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the same.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

6.               Withholding of Taxes.  To the extent that the vesting of Restricted Stock or any dividend payment results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or an Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law; provided, however, you may direct the Company to withhold such number of Shares that would otherwise be delivered to you hereunder upon such vesting that have an aggregate fair market value that does not exceed the amount of taxes required to be withheld by the Company or an Affiliate.  No delivery of Shares shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or an Affiliate to satisfy in full the applicable tax withholding requirements of the Company or the Affiliate.

7.               Amendment.  This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.

8.               General.  By accepting this grant, you agree that the shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings when used in this Agreement.

RHINO RESOURCES, INC.

By:
Name:
Title:

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